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[LOGO] LINCOLN
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       FINANCIAL GROUP-Registered Trademark-
       Lincoln Life

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                   The Lincoln National Life Insurance Company
    Executive Office: 1300 South Clinton Street - Fort Wayne, Indiana 46801
                Administrative Office: 10 North Martingale Road -
                Schaumburg, Illinois 60173-2268 - (847) 466-8100


                           GUARANTEE ENHANCEMENT RIDER


GUARANTEE ENHANCEMENT BENEFIT. Subject to the Conditions set forth below, we guarantee that the Specified Amount and the Convalescent Care Benefit Limit, if applicable, will never be less than the Guaranteed Minimum Benefit shown in the policy. Note that benefits paid under any Convalescent Care Benefits Rider will reduce the Guaranteed Minimum Benefit on a dollar-for-dollar basis.

CONDITIONS FOR RECEIVING THE RIDER BENEFIT. To qualify for the above described benefit, the following conditions must be met:

- You must have paid all Planned Periodic Premiums in the amounts and the frequency scheduled (The amounts and the frequency of the Planned Period Premiums, if any, are shown in the Policy Schedule);

-    You must not have made any Policy Loans or Partial Withdrawals;

- You must not have changed or added benefits, or changed the Death Benefit Option from Option 1 to Option 2, unless such change is made upon our written recommendation; and

- You must have followed our written recommendations, if any, to reduce the total Convalescent Care Benefit Limit, if applicable, and Specified Amount. We will not make any recommendation to reduce your benefits below the Guaranteed Minimum Benefit.

CONSIDERATION. We issued this rider in consideration of the statements made in the application and the payment of the Initial Premium shown in the Policy Schedule. The monthly cost of insurance for this rider is shown in the Policy Schedule. Each month we will deduct the cost of insurance for this rider from the Policy Account Value. This will be done at the same time that we deduct the monthly charge for life insurance and the other monthly charges under the policy.

TERMINATION.  This rider terminates:

-    When any condition for receiving benefits under this rider are not met;

-    Upon termination of the policy; or

-    Upon your written request to terminate this rider.

GENERAL PROVISIONS. This rider is a part of the policy to which it is attached. It takes effect on the effective date of the policy.

This rider is subject to all the terms and conditions of the policy which are not inconsistent herewith.

Signed for The Lincoln National Life Insurance Company at Schaumburg, Illinois.

    /s/ Cynthia A. Rose                           /s/ Jon A. Boscia

           Secretary                                    President


       LINCOLN FINANCIAL GROUP IS THE MARKETING NAME FOR LINCOLN NATIONAL
                         CORPORATION AND ITS AFFILIATES
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